Exhibit 8.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]
April 28, 2011
AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of AMB Property Corporation, a Maryland corporation (“AMB”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed combination of ProLogis, a Maryland real estate investment trust, and AMB.
     We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES—Tax Consequences of the ProLogis Merger and the Topco Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Wachtell, Lipton, Rosen and Katz